UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 13, 2007

COWEN GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52048	84-1702964
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

1221 Avenue of the Americas
New York, New York	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 562-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November, 13, 2007, Cowen Group, Inc. (the “Company”) and Kim S. Fennebresque, Chairman of the Board and Chief Executive Officer of the Company, entered into an amended and restated employment agreement (the “Agreement”).  The Agreement, as amended and restated, is filed as Exhibit 10.1 to this Form 8-K.

The principal purpose of the amendments reflected in the amended and restated Agreement is to eliminate the minimum guaranteed bonus previously provided, effective with the 2007 calendar year.  In the aggregate, $7,000,000 in minimum guaranteed bonus payments otherwise required to be paid to Mr. Fennebresque through 2010 were eliminated through the amendments.  The Agreement continues to provide for a minimum annual base salary of $250,000, and for eligibility to earn an annual performance-based bonus under the Company’s bonus plan as determined by the Compensation Committee of the Company’s Board of Directors.

Other significant changes made in the amended and restated agreement include: (1) the term of the Agreement was revised so that it is in effect through December 31, 2010 and is automatically renewable on January 1 of each year thereafter, commencing January 2011, unless notice of intent not to renew is provided by either party at least 90 days prior to January 1 (prior to the amendments, it expired (after two automatic extensions) at the end of 2010); (2) if Mr. Fennebresque’s employment ceases for a reason other than death, disability, Cause (as defined in the Agreement), or resignation/voluntary termination without Good Reason (as defined in the Agreement), he will receive severance equal to the greater of $4 million or two times the sum of his base salary plus annual bonus for the previous year (with the change being the $4 million floor); (3) under a new provision, if Mr. Fennebresque’s employment ends because of Company-initiated termination of employment (other than for Cause) or a resignation/voluntary termination for Good Reason following a “Change in Control” of the Company (as defined in the Agreement), he will receive severance equal to the greater of $6 million or three times the sum of his base salary plus annual bonus for the previous year (this payment would be in lieu of the payment described in clause (2) above); and (4) the Agreement was revised to include a specific provision pursuant to which the Company will provide Mr. Fennebresque with a car and driver for the term of the Agreement, subject to an annual cap in costs to the Company of $125,000 (prior to the amendments, the Agreement did not include this provision, although in 2006 the Company paid $65,000 for a driver for Mr. Fennebresque as reported in the Company’s proxy statement).

The Agreement further provides that under certain circumstances where Mr. Fennebresque ceases to serve as Chairman and Chief Executive Officer of the Company, Mr. Fennebresque may be employed by the Company as a Senior Advisor, with a time commitment to the Company not to exceed 20% of Mr. Fennebresque’s time (as detailed in the Agreement).  In that capacity, Mr. Fennebresque would receive an annual base salary of $250,000, and would be provided with an office and assistant and other benefits as specified in the Agreement.  Mr. Fennebresque’s role as Senior Advisor may continue until the end of the calendar year of his 70th birthday, and could only be terminated by the Company for Cause.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 13, 2007, the Board of Directors of the Company approved an amendment to the Company’s Amended and Restated By-Laws (the “By-Laws”), which amended Section 5.1 to expressly allow for the issuance of uncertificated shares in order to comply with The Nasdaq Stock Market, Inc.

regulations requiring that the Company be eligible to participate in the Direct Registration System (“DRS”) by January 1, 2008.  DRS allows investors to have securities registered in their names without the issuance of physical certificates.  A copy of the Amended and Restated By-Laws is filed as Exhibit 3.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits

             (d)      Exhibits

                        See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN GROUP, INC.

Date: November 16, 2007	By:
/s/ Christopher A. White
Christopher A. White
Vice President

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated By-Laws

10.1	Amended and Restated Employment Agreement of Kim S. Fennebresque